Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact: David G. Mee
615 J.B. Hunt Corporate Drive	Executive Vice President, Finance/Administration
Lowell, Arkansas 72745	and Chief Financial Officer
(NASDAQ: JBHT)	(479) 820-8363

FOR IMMEDIATE
RELEASE

J. B. HUNT TRANSPORT SERVICES, INC. REPORTS EARNINGS FOR THE SECOND QUARTER 2012

▪ Second Quarter 2012 Revenue:	$1.26 billion; up 9%
▪ Second Quarter 2012 Operating Income:	$137 million; up 21%
▪ Second Quarter 2012 EPS:	67 cents vs. 53 cents

LOWELL, ARKANSAS, July 16, 2012 - J. B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced second quarter 2012 net earnings of $80.5 million, or diluted earnings per share of 67 cents vs. second quarter 2011 net earnings of $65.7 million, or 53 cents per diluted share.

Total operating revenue for the current quarter was $1.26 billion, compared with $1.15 billion for the second quarter 2011. Load growth of 13% in Intermodal (JBI) and 16% in Integrated Capacity Solutions (ICS), helped drive a 13% and 23% increase in segment revenue, respectively. Dedicated Contract Services (DCS) segment revenue increased by 1% while Truck (JBT) segment revenue decreased by 3%. Current quarter total operating revenue, excluding fuel surcharges, also increased 9% vs. the comparable quarter 2011.

Operating income for the current quarter totaled $137 million vs. $113 million for the second quarter 2011. Operating income increases from steady demand and higher volumes in JBI and ICS and lower fuel costs in DCS and JBT were partially offset by increases in rail and truck purchase transportation costs, driver wages, toll road charges, maintenance costs and safety costs compared to the same period a year ago.

Interest expense in the current quarter increased slightly due to increased debt levels.  The effective income tax rate for the quarter was 38.25% vs. 38.5% in 2011.

Segment Information:

Intermodal (JBI)
▪ Second Quarter 2012 Segment Revenue:	$762 million; up 13%
▪ Second Quarter 2012 Operating Income:	$93.4 million; up 22%

Overall volumes increased 13% over the same period in 2011 in an environment of moderating fuel prices and less seasonally volatile freight demand.  Eastern network growth was 21% and transcontinental growth was 8% over the second quarter 2011.  Revenue grew 13% with the effect of traffic mix, customer rate increases and fuel surcharges keeping revenue per load virtually flat compared to a year ago.

Operating income increased 22% over prior year.  Benefits from steady demand, overall load growth and lower office personnel compensation costs were partially offset by increases in outsourced drayage costs, rail purchase transportation costs, fleet maintenance costs and driver wages.  The current period ended with 56,000 units of trailing capacity and 3,440 power units available to the dray fleet.

Dedicated Contract Services (DCS)

▪ Second Quarter 2012 Operating Revenue:	$267 million; up 1%
▪ Second Quarter 2012 Operating Income:	$33.2 million; up 21%

DCS revenue increased 1% during the current quarter while revenue excluding fuel surcharges also increased 1%. Productivity (revenue per truck per week) decreased slightly vs. 2011.  New accounts provided a net additional 235 revenue producing trucks by the end of the quarter, with the majority of the increase coming late in the quarter.

Operating income increased by 21% from a year ago.  The increase, primarily due to the transfer of assets to more profitable accounts and the decline in fuel costs throughout the quarter, was partially offset from higher safety costs, higher toll road charges and increased maintenance costs compared to 2011.

Truck (JBT)

▪ Second Quarter 2012 Segment Revenue:	$126 million; down 3%
▪ Second Quarter 2012 Operating Income:	$ 8.8 million; up 27%

JBT revenue for the current quarter decreased 3% from the same period in 2011.  Revenue excluding fuel surcharges, also decreased 3%.  Rates per mile, excluding fuel surcharge increased 3.2%.  Rates from consistent shippers improved 2.5% compared to the same quarter a year ago. At the end of the period, JBT operated 2,396 tractors compared to 2,508 a year ago.

Operating income increased 27% compared to 2011.  Favorable changes in freight mix, strong seasonal spot pricing, steadily declining fuel costs and improvements in fuel efficiency were partially offset by increases in driver wages, independent contractor costs, lower utilization and higher empty miles compared to second quarter 2011.

Integrated Capacity Solutions (ICS)

▪ Second Quarter 2012 Segment Revenue:	$109 million; up 23%
▪ Second Quarter 2012 Operating Income:	$ 2.0 million; down 25%

ICS revenue increased 23% in the current quarter vs. the second quarter 2011, primarily due to a 16% increase in load volume.  While transactional volumes remained relatively flat, contractual volume growth accelerated in the second quarter as new bid awards were implemented.  Contractual business elevated to 60% of total volume in the second quarter vs. 52% in the prior year.

Operating income decreased 25% over the same period 2011 primarily due to a decline in gross profit margin. Gross profit margin decreased to 10.6% in the current quarter vs. 12.3% last year. Purchase transportation costs increased throughout the current period due to a tighter supply of qualified transportation providers in the marketplace.  Two new branch locations opened during the quarter bringing the total branch count to 14.  ICS’s carrier base increased 13% and the employee count increased 7% vs. second quarter 2011.

Cash Flow and Capitalization:

At June 30, 2012, we had a total of $679 million outstanding on various debt instruments compared to $664 million at June 30, 2011 and $749 million at December 31, 2011.

Our net capital expenditures for the six months ended June 30, 2012 approximated $171 million compared to $211 million for the same period 2011.  At June 30, 2012, we had cash and cash equivalents of $5.9 million.

We did not purchase any shares of our common stock during the quarter.  At June 30, 2012 we had approximately $503 million remaining under two separate share repurchase authorizations.  Actual shares outstanding at June 30, 2012 approximated 117.5 million.

This press release may contain forward-looking statements, which are based on information currently available.  Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2011. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason.  This press release and additional information will be available immediately to interested parties on our web site, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30
	2012		2011
	Amount	% Of Revenue	Amount	% Of Revenue

Operating revenues, excluding fuel surcharge revenues	$1,005,519		$924,689
Fuel surcharge revenues	249,611		225,166
Total operating revenues	1,255,130	100.0%	1,149,855	100.0%

Operating expenses
Rents and purchased transportation	616,723	49.2%	536,688	46.7%
Salaries, wages and employee benefits	255,864	20.4%	255,462	22.2%
Fuel and fuel taxes	113,085	9.0%	120,276	10.5%
Depreciation and amortization	56,227	4.5%	52,551	4.6%
Operating supplies and expenses	45,540	3.6%	40,977	3.6%
Insurance and claims	12,595	1.0%	11,642	1.0%
General and administrative expenses, net of asset dispositions	6,356	0.5%	7,515	0.5%
Operating taxes and licenses	7,323	0.6%	6,883	0.6%
Communication and utilities	4,202	0.3%	4,418	0.4%
Total operating expenses	1,117,915	89.1%	1,036,412	90.1%
Operating income	137,215	10.9%	113,443	9.9%
Net interest expense	6,929	0.5%	6,706	0.6%
Earnings before income taxes	130,286	10.4%	106,737	9.3%
Income taxes	49,835	4.0%	41,041	3.6%
Net earnings	$80,451	6.4%	$65,696	5.7%
Average diluted shares outstanding	120,027		123,285
Diluted earnings per share	$0.67		$0.53

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Six Months Ended June 30
	2012		2011
	Amount	% Of Revenue	Amount	% Of Revenue

Operating revenues, excluding fuel surcharge revenues	$1,944,202		$1,756,289
Fuel surcharge revenues	476,850		394,346
Total operating revenues	2,421,052	100.0%	2,150,635	100.0%

Operating expenses
Rents and purchased transportation	1,172,841	48.4%	990,392	46.1%
Salaries, wages and employee benefits	505,909	20.9%	487,489	22.7%
Fuel and fuel taxes	233,638	9.7%	229,251	10.7%
Depreciation and amortization	112,347	4.6%	103,908	4.8%
Operating supplies and expenses	85,351	3.5%	77,625	3.6%
Insurance and claims	23,640	1.0%	21,489	1.0%
General and administrative expenses, net of asset dispositions	10,350	0.4%	14,396	0.6%
Operating taxes and licenses	14,465	0.6%	13,531	0.6%
Communication and utilities	8,699	0.4%	9,288	0.4%
Total operating expenses	2,167,240	89.5%	1,947,369	90.5%
Operating income	253,812	10.5%	203,266	9.5%
Net interest expense	13,916	0.6%	15,141	0.8%
Earnings before income taxes	239,896	9.9%	188,125	8.7%
Income taxes	91,760	3.8%	72,334	3.3%
Net earnings	$148,136	6.1%	$115,791	5.4%
Average diluted shares outstanding	119,888		123,623
Diluted earnings per share	$1.24		$0.94

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended June 30
	2012		2011
	Amount	% Of Total	Amount	% Of Total

Revenue

Intermodal	$762,043	61%	$675,974	59%
Dedicated	267,310	21%	264,166	23%
Truck	126,180	10%	129,974	11%
Integrated Capacity Solutions	109,494	9%	89,028	8%
Subtotal	1,265,027	101%	1,159,142	101%
Intersegment eliminations	(9,897)	(1%)	(9,287)	(1%)
Consolidated revenue	$1,255,130	100%	$1,149,855	100%

Operating income

Intermodal	$93,368	68%	$76,531	68%
Dedicated	33,198	24%	27,389	24%
Truck	8,840	7%	6,944	6%
Integrated Capacity Solutions	1,956	1%	2,614	2%
Other (1)	(147)	(0%)	(35)	(0%)
Operating income	$137,215	100%	$113,443	100%

	Six Months Ended June 30
	2012		2011
	Amount	% Of Total	Amount	% Of Total
Revenue

Intermodal	$1,456,159	60%	$1,252,877	58%
Dedicated	523,162	22%	502,622	23%
Truck	254,337	10%	249,072	12%
Integrated Capacity Solutions	206,546	9%	163,773	8%
Subtotal	2,440,204	101%	2,168,344	101%
Intersegment eliminations	(19,152)	(1%)	(17,709)	(1%)
Consolidated revenue	$2,421,052	100%	$2,150,635	100%

Operating income

Intermodal	$172,798	68%	$139,169	68%
Dedicated	61,347	24%	46,005	23%
Truck	13,724	6%	12,779	6%
Integrated Capacity Solutions	6,020	2%	5,193	3%
Other (1)	(77)	(0%)	120	0%
Operating income	$253,812	100%	$203,266	100%

      (1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended June 30
	2012	2011

Intermodal

Loads	354,790	315,067
Average length of haul	1,687	1,714
Revenue per load	$2,148	$2,145
Average tractors during the period *	3,379	2,830

Tractors (end of period)
Company-owned	3,057	2,759
Independent contractor	384	137
Total tractors	3,441	2,896

Net change in trailing equipment during the period	1,175	1,923
Trailing equipment (end of period)	56,012	50,189
Average effective trailing equipment usage	54,049	49,148

Dedicated

Loads	367,840	368,488
Average length of haul	203	203
Revenue per truck per week**	$4,222	$4,306
Average trucks during the period***	4,900	4,761

Trucks (end of period)
Company-owned	4,632	4,504
Independent contractor	17	16
Customer-owned (Dedicated operated)	422	316
Total trucks	5,071	4,836

Trailing equipment (end of period)	12,990	11,375
Average effective trailing equipment usage	13,856	12,797

Truck

Loads	118,500	113,170
Average length of haul	455	507
Loaded miles (000)	53,551	56,644
Total miles (000)	62,447	65,098
Average nonpaid empty miles per load	76.3	73.0
Revenue per tractor per week**	$3,994	$4,022
Average tractors during the period *	2,461	2,513

Tractors (end of period)
Company-owned	1,505	1,621
Independent contractor	891	887
Total tractors	2,396	2,508

Trailers (end of period)	9,234	9,173
Average effective trailing equipment usage	8,081	8,089

Integrated Capacity Solutions

Loads	74,112	63,887
Revenue per load	$1,477	$1,394
Gross profit margin	10.6%	12.3%
Employee count (end of period)	406	379
Approximate number of third-party carriers (end of period)	30,500	26,900

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment
(unaudited)

	Six Months Ended June 30
	2012	2011

Intermodal

Loads	678,932	594,413
Average length of haul	1,695	1,728
Revenue per load	$2,145	$2,108
Average tractors during the period *	3,282	2,766

Tractors (end of period)
Company-owned	3,057	2,759
Independent contractor	384	137
Total tractors	3,441	2,896

Net change in trailing equipment during the period	1,506	4,523
Trailing equipment (end of period)	56,012	50,189
Average effective trailing equipment usage	52,323	47,497

Dedicated

Loads	719,027	714,141
Average length of haul	205	202
Revenue per truck per week**	$4,146	$4,157
Average trucks during the period***	4,891	4,707

Trucks (end of period)
Company-owned	4,632	4,504
Independent contractor	17	16
Customer-owned (Dedicated operated)	422	316
Total trucks	5,071	4,836

Trailing equipment (end of period)	12,990	11,375
Average effective trailing equipment usage	13,146	12,762

Truck

Loads	235,404	219,433
Average length of haul	477	520
Loaded miles (000)	111,102	112,851
Total miles (000)	128,711	129,084
Average nonpaid empty miles per load	75.1	71.6
Revenue per tractor per week**	$3,905	$3,846
Average tractors during the period*	2,538	2,531

Tractors (end of period)
Company-owned	1,505	1,621
Independent contractor	891	887
Total tractors	2,396	2,508

Trailers (end of period)	9,234	9,173
Average effective trailing equipment usage	8,117	8,128

Integrated Capacity Solutions

Loads	142,250	123,700
Revenue per load	$1,452	$1,324
Gross profit margin	12.4%	13.4%
Employee count (end of period)	406	379
Approximate number of third-party carriers (end of period)	30,500	26,900

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$5,887	$5,450
Accounts Receivable	472,077	411,479
Prepaid expenses and other	62,461	96,613
Total current assets	540,425	513,542
Property and equipment	2,777,107	2,658,143
Less accumulated depreciation	981,317	931,273
Net property and equipment	1,795,790	1,726,870
Other assets	29,061	26,920
	$2,365,276	$2,267,332

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current debt	$100,000	$50,000
Trade accounts payable	298,587	251,625
Claims accruals	43,980	42,364
Accrued payroll	57,683	77,107
Other accrued expenses	24,111	17,419
Total current liabilities	524,361	438,515

Long-term debt	579,462	699,177
Other long-term liabilities	49,723	45,382
Deferred income taxes	498,457	516,715
Stockholders' equity	713,273	567,543
	$2,365,276	$2,267,332

Supplemental Data
(unaudited)

	June 30, 2012	December 31, 2011

Actual shares outstanding at end of period (000)	117,550	116,932

Book value per actual share outstanding at end of period	$6.07	$4.85

	Six Months Ended June 30
	2012	2011

Net cash provided by operating activities (000)	$260,579	$307,673

Net capital expenditures (000)	$170,880	$210,963